As filed with the Securities and Exchange Commission on February 22, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
ARCUTIS BIOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	81-2974255
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
3027 Townsgate Road, Suite 300
Westlake Village, California 91361
(Address of Principal Executive Offices) (Zip Code)
2020 Equity Incentive Plan
2020 Employee Stock Purchase Plan
2022 Employment Inducement Incentive Plan
(Full Title of the Plans)

Todd Franklin Watanabe
President and Chief Executive Officer
Arcutis Biotherapeutics, Inc.
3027 Townsgate Road, Suite 300
Westlake Village, California 91361
(805) 418-5006
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Brian J. Cuneo
J. Ross McAloon
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check   one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
This Registration Statement is being filed by Arcutis Biotherapeutics, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 2,517,287 shares of the Company’s common stock, $0.0001 par value per share (the “common stock”), issuable under the following employee benefit plans for which registration statements on Form S-8 (File Nos. 333-236178 and 333-253155) are effective: (i) the Arcutis Biotherapeutics, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) which, as a result of the operation of an automatic annual increase provision therein, added 2,013,830 shares of common stock, and (ii) the Arcutis Biotherapeutics, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”) which, as a result of the operation of an automatic annual increase provision therein, added 503,457 shares of common stock.
This Registration Statement is also being filed with the Commission for the purpose of registering 1,250,000 shares of common stock issuable under the Arcutis Biotherapeutics, Inc. 2022 Employment Inducement Incentive Plan (the “2022 EIP”) adopted by the Company’s board of directors on December 1, 2021. The 2022 EIP provides for the grant of equity-based awards in the form of non-qualified stock options, restricted stock awards, restricted stock unit awards, dividend equivalent awards, and other stock-based awards.
Pursuant to General Instruction E of Form S-8, the contents of the above-referenced prior registration statements are incorporated into this Registration Statement by reference to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
Not required to be filed with this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
a)the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 22, 2022;
b)the description of the Registrant’s securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934 contained in Exhibit 4.3 to the Registrant's Form 10-K for the year ended December 31, 2021, filed with the Commission on February 22, 2022, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on the date hereof or after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report of the Registrant or document that is not deemed filed under such provisions. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.
As permitted by the DGCL, our restated certificate of incorporation contains provisions that eliminate the personal liability of our directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following: (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or (iv) any transaction from which the director derived an improper personal benefit.
As permitted by the DGCL, our restated bylaws provide that: (i) we are required to indemnify our directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions; (ii) we may indemnify our other employees and agents as set forth in the DGCL; (iii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and (iv) the rights conferred in the restated bylaws are not exclusive.
We have entered into indemnification agreements with each of our directors and certain of our officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Date Filed	File Number	Filed Herewith

4.1	Restated Certificate of Incorporation	10-Q	3.1	5/12/20	001-39186

4.2	Restated Bylaws	10-Q	3.2	5/12/20	001-39186

4.3	Form of Common Stock Certificate.	S-1/A	4.1	1/21/20	333-235806

5.1	Opinion of Latham & Watkins LLP.					X

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).					X

23.2	Consent of Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (included in the signature page to this Registration Statement).					X

99.1#	Arcutis Biotherapeutics, Inc. 2020 Equity Incentive Plan and form of award agreements thereunder.	S-1/A	10.3	1/21/20	333-235806

99.2#	Arcutis Biotherapeutics, Inc. 2020 Employee Stock Purchase Plan and form of award agreements thereunder.	S-1/A	10.4	1/21/20	333-235806

99.3	Arcutis Biotherapeutics, Inc. 2022 Employment Inducement Incentive Plan and form of award agreements thereunder.	10-K	10.5	2/22/22	001-39186

107	Filing Fee Table.					X
Item 9. Undertakings
A. The undersigned Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 on the date hereof or after the date of this Registration Statement, and prior to the filing of a post-effective amendment that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, state of California, on February 22, 2022.

ARCUTIS BIOTHERAPEUTICS, INC.

By:	/s/ Todd Franklin Watanabe
Name:	Todd Franklin Watanabe
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Todd Franklin Watanabe and Scott L. Burrows, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Todd Franklin Watanabe	President, Chief Executive Officer and Director (Principal Executive Officer)	February 22, 2022
Todd Franklin Watanabe

/s/ Scott L. Burrows	Chief Financial Officer (Principal Accounting and Financial Officer)	February 22, 2022
Scott L. Burrows

/s/ Patrick J. Heron	Director	February 22, 2022
Patrick J. Heron

/s/ Bhaskar Chaudhuri	Director	February 22, 2022
Bhaskar Chaudhuri

/s/ Terrie Curran	Director	February 22, 2022
Terrie Curran

/s/ Halley E. Gilbert	Director	February 22, 2022
Halley E. Gilbert

/s/ Sue-Jean Lin	Director	February 22, 2022
Sue-Jean Lin

/s/ Keith R. Leonard Jr.	Director	February 22, 2022
Keith R. Leonard Jr.

/s/ Joseph Turner	Director	February 22, 2022
Joseph Turner

/s/ Howard G. Welgus, M.D.	Director	February 22, 2022
Howard G. Welgus, M.D.